EXHIBIT NO. 99.(g) 4

AMENDMENT TO

CUSTODIAN AGREEMENT

This Amendment is made as of September 26, 2017 by and between each investment company (each, a “Fund”) party to the Custodian Agreement (as defined below) and State Street Bank and Trust Company (the “Custodian”).

WHEREAS, the Funds and the Custodian entered into a Custodian Agreement dated as of December 18, 2006, as amended, modified and supplemented from time to time (the “Custodian Agreement”);

WHEREAS, the parties hereto wish to amend the Custodian Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.                                      Definitions.  Terms used but not defined herein shall have the meanings ascribed to them in the Custodian Agreement.

2.                                      Amendments.

(A)                   The Custodian Agreement is hereby amended by adding the following sentence to the end of Section 2.29 (Advances by the Custodian):

“Any reference to an overdraft or indebtedness in this section is a reference exclusively to an overdraft or indebtedness arising due to the Custodian’s advancement of funds as contemplated and permitted by this section for payments on behalf of the Portfolios permitted by this Agreement, and shall not, by way of clarification, apply to any indebtedness arising outside of this Agreement.”

(B)                   The Custodian Agreement is hereby amended by adding the following new Section 2.32:

“Section 2.32.                    Contractual Settlement Services.

(a)                                 General.  The Custodian shall, in accordance with the terms set out in this Section 2.32, debit or credit the appropriate deposit account of each Portfolio on a contractual settlement basis in connection with the purchase of securities or other financial assets for the Portfolio or the receipt of the proceeds of the sale or redemption of securities or other financial assets.

(b)                                 Provision of Services.  The services described in clause (a) above (the “Contractual Settlement Services”) shall be provided for the securities and other financial assets and in such markets as the Custodian may advise from time to time. The Custodian may terminate or suspend any part of the provision of the Contractual Settlement Services at its sole discretion immediately upon notice to the applicable Fund on behalf of each Portfolio, including, without limitation, in the event of force majeure events affecting settlement, any disorder in markets, or other changed external business circumstances affecting the markets or the Fund.

(c)           Purchase Consideration.  The consideration payable in connection with a purchase transaction shall be debited from the appropriate deposit account of the Portfolio as of the time and date that funds would ordinarily be required to settle the transaction in the applicable market.  The Custodian shall promptly recredit the amount at the time that the Portfolio or the Fund notifies the Custodian by Proper Instruction that the transaction has been canceled.

(d)                                 Sales and Redemptions.  A provisional credit of an amount equal to the net sale price for a sale or redemption of securities or other financial assets shall be made to the account of the Portfolio as if the amount had been received as of the close of business on the date on which good funds would ordinarily be immediately available in the applicable market.  The provisional credit will be made conditional upon the Custodian having received Proper Instructions with respect to, or reasonable notice of, the transaction, as applicable; and the Custodian or its agent having possession of the securities of other financial assets (excluding financial assets subject to any third party lending arrangement entered into by a Portfolio) associated with the transaction in good deliverable form and not being aware of any facts which would lead the Custodian or its agent to believe that the transaction will not settle in the time period ordinarily applicable to such transactions in the applicable market.

(e)                                  Reversals of Provisional Credits or Debits. The Custodian shall have the right to reverse any provisional credit or debit given in connection with the Contractual Settlement Services at any time when the Custodian believes, in its reasonable judgment, that such transaction will not settle in accordance with its terms or amounts due pursuant thereto, will not be collectable or where the Custodian has not been provided Proper Instructions with respect thereto, as applicable.  The Portfolio shall be responsible for any costs or liabilities resulting from such reversal.  Upon such reversal, a sum equal to the credited or debited amount shall become immediately payable by the Portfolio to the Custodian and may be debited from any deposit or other account held for benefit of the Portfolio.”

(C)                                                       The Custodian Agreement is hereby further amended by deleting Section 2.13 in its entirety and replacing it with the following:

“Section 2.13.                    Foreign Exchange.

(a)                                 Generally. Upon receipt of Proper Instructions, which for purposes of this section may also include security trade advices, the Custodian shall facilitate the processing and settlement of foreign exchange transactions.  Such foreign exchange transactions do not constitute part of the services provided by the Custodian under this Agreement.

(b)                                 Fund Elections.  Each Fund (or its investment manager or investment adviser (in either case, its “Investment Adviser”) acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with the Custodian, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian.  Where the Fund or its Investment Adviser gives Proper Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the general client publications of State Street Bank and Trust Company available from time to time to clients and their investment managers (“Client Publications”), the Fund (or its Investment Adviser) instructs the Custodian, on behalf of the Fund, to direct the execution of such foreign exchange transaction to SSGM or, when the relevant currency is not traded by SSGM, to the applicable sub-custodian.  The Custodian shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to the Fund, its Investment Adviser or any other person in connection with the execution of any foreign exchange transaction.  The Custodian shall have no responsibility under this Agreement for the selection of the counterparty to, or the method of execution of, any

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foreign exchange transaction entered into by the Fund (or its Investment Adviser acting on its behalf) or the reasonableness of the execution rate on any such transaction.

(c)                                  Fund Acknowledgement.  Each Fund acknowledges that in connection with all foreign exchange transactions entered into by the Fund (or its Investment Adviser acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(i)            shall be acting in a principal capacity and not as broker, agent or fiduciary to the Fund or its Investment Adviser;

(ii)           shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to the Fund or its Investment Adviser; and

(iii)          shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with the Fund or its Investment Adviser from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by the Fund or its Investment Adviser or (ii) as established by the sub-custodian from time to time.

(d)                                 Transactions by State Street.  The Custodian or its affiliates, including SSGM, may trade based upon information that is not available to the Fund (or its Investment Adviser acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with the Fund (or its Investment Adviser), and shall have no obligation, under this Agreement, to share such information with or consider the interests of their respective counterparties, including, where applicable, the Fund or its Investment Adviser.”

(D)                                                                   The Custodian Agreement is hereby further amended by deleting the second sentence of Section 9.15 and replacing it with the following sentence:

“All confidential information provided by a party hereto shall be used, including disclosure to third parties, by any other party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the receiving party’s other obligations under the Agreement or managing the business of the receiving party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.”

3.                                      Miscellaneous.

(a)                                 Except as specifically set forth in this Amendment, all other terms and conditions of the Custodian Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby.

(b)                                 This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

EACH OF THE MFS FUNDS PARTY TO THE CUSTODIAN AGREEMENT,
ON BEHALF OF THEIR RESPECTIVE PORTFOLIOS

By:	DAVID DILORENZO
Name:	David DiLorenzo
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	ANDREW ERICKSON
Name:	Andrew Erickson
Title:	Executive Vice President